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                                                                    Exhibit 12.1
                                                                    ------------


                          FOX FAMILY WORLDWIDE, INC.


                      RATIO OF EARNINGS TO FIXED CHARGES



                                                                             YEARS ENDED JUNE 30,
                                                    --------------------------------------------------------------------------------
                                                      1997             1998              1999              2000            2001
                                                    ------------   --------------     -------------    -------------    ------------
FIXED CHARGES
  Interest Expense, Net of Capitalized Interest     $ 1,938,000      $131,552,000      $164,669,000      $164,992,000   $164,567,000
  Interest Capitalized During the Period              1,923,000         4,328,000         4,438,000         3,423,000      7,451,000
  Amortization of Debt Issue Costs                      288,000         2,453,000         3,253,000         3,250,000      3,269,000
  Portion of Rent Expense Considered Interest         1,411,000         3,308,000         3,527,000         4,064,000      4,452,000
                                                    -----------      ------------      ------------      ------------   ------------
                                                      5,560,000       141,641,000       175,887,000       175,729,000    179,739,000


EARNINGS
  Income from Continuing Operations Before Income
     Taxes                                          $55,007,000      $(21,327,000)     $(64,410,000)     $138,544,000  $(25,726,000)
  Fixed Charges, Less Capitalized Interest            3,637,000       137,312,000       171,449,000       172,306,000   172,288,000
                                                    -----------      ------------      ------------      ------------  -------------
                                                     58,644,000       115,985,000       107,039,000       310,850,000   146,562,000




RATIO OF EARNINGS TO FIXED CHARGES                         11:1                --                --               2:1            --

EARNINGS DEFICIENCY                                 $        --      $(25,656,000)     $(68,848,000)     $         --  $(33,177,000)
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